Exhibit 10.30

SYNDAX PHARMACEUTICALS, INC.

AMENDED & RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective: February 4, 2026

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Syndax Pharmaceuticals, Inc. (the “Company”) or any of its subsidiaries will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy may be amended at any time in the sole discretion of the Board.

Each non-employee director serving on the Board of the Company will receive an annual base cash fee for his or her services of $52,000. Each non-employee director other than the non-executive chairperson of the Board (the “Chair”) shall also receive an annual award of deferred settlement restricted stock units to purchase 24,000 shares and the Chair shall also receive an annual award of deferred settlement restricted stock units to purchase 48,000 shares (each as adjusted for stock splits, stock dividends, recapitalization and similar events) of the Company’s common stock on the same date that the Board awards annual stock option grants to the Company’s executive officers (each an “Annual Option Award”). Each Annual Option Award will vest on the one-year anniversary of the date of grant, subject to the director’s continued service to the Company.

Newly appointed non-employee directors will receive at the time of his or her appointment to the Board, a one-time initial award of options to purchase 35,000 shares (as adjusted for stock splits, stock dividends, recapitalization and similar events) of the Company’s common stock (the “New Director Award”). Each New Director Award will vest monthly over a three-year period.

The Chair will also receive an annual cash retainer of $89,250 for his or her service in such role.

Each non-employee director, other than the chairperson of such committee, who serves on the following committees will receive an annual cash retainer, for each committee on which he or she serves, as listed below:

•
Audit committee – $13,125
•
Compensation committee – $10,500
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Science & Technology committee – $10,500
•
Nominating and corporate governance committee – $7,875

Each chairperson of the audit, compensation, nominating and corporate governance and science and technology committees will receive an additional annual cash retainer as follows:

•
Audit committee – $26,250
•
Compensation committee – $21,000
•
Science & Technology committee – $18,375
•
Nominating and corporate governance committee – $12,600

The Company will also reimburse each of the directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings. All cash retainers will be paid in equal quarterly installments.